Investor Relations Contact:
Lauren Dillard
Acxiom Investor Relations
(650) 372-2242
investor.relations@acxiom.com

Public Relations Contact:
 Ines Gutzmer
Acxiom Corporate Communications
(404) 434-0237
ines.gutzmer@acxiom.com

GACXM
EACXM

ACXIOM TO SELL IT INFRASTRUCTURE MANAGEMENT BUSINESS

Sharpens Focus on Marketing and Data Services

Expands Share Repurchase Program

Announces Preliminary Fiscal 2015 Results

LITTLE ROCK, Ark. – May 20, 2015 Acxiom® (Nasdaq: ACXM), an enterprise data, analytics and software-as-a-service company, today announced that it has entered into a definitive agreement to sell its IT Infrastructure Management business (Acxiom IT) to Charlesbank Capital Partners (Charlesbank) and M/C Partners for total cash consideration of up to $190 million.

“In the last three years, we have taken a number of steps to tighten our strategic direction,” said Acxiom CEO Scott Howe. “This transaction represents the next phase in our journey to focus Acxiom on growing its core Marketing and Data Services business, and extending its leadership in onboarding and connectivity.”

“We are excited about the future of Acxiom IT under the new ownership group,” continued Scott Howe. “Their deep expertise, substantial capital base and commitment to IT outsourcing will give Acxiom IT a strong platform for growth and enhance its ability to deliver innovative solutions to its customers. Charlesbank and M/C Partners are gaining a deeply talented team that I am confident will flourish under their direction.”

Ryan Carroll, a Managing Director at Charlesbank, added, “We are excited about the opportunity to work with Acxiom and our partner, M/C Partners, to provide the financial and operational resources to facilitate Acxiom IT’s growth and continued success.”

“M/C and Charlesbank are committed to supporting the Company’s mission of providing solutions that help its clients deliver better, faster and more cost-effective results,” said Gillis Cashman, a Managing Partner at M/C Partners.

Acxiom IT Divestiture

Under the terms of the agreement, total potential cash consideration is approximately $190 million, comprised of $140 million in cash at closing and up to $50 million in contingent payments subject to certain performance metrics. In addition, Acxiom will receive a five percent profits interest in the go-forward Company.

The sale is expected to close in the second quarter of fiscal 2016, following the satisfaction of regulatory requirements and other customary closing conditions. Acxiom will report ITO as a component of discontinued operations beginning in the first quarter of fiscal 2016.

Acxiom will use proceeds from the sale to pay down debt and to fund the expansion of its share repurchase program. As part of the revised program, Acxiom’s Board of Directors has increased its share repurchase authorization by $50 million to $300 million and extended the duration of the program through December 31, 2016. Since inception of the program in August 2011, the Company has repurchased 12.9 million shares, or approximately 16% of the outstanding common stock, for $202 million.

Fiscal 2015 Results

Acxiom today also announced its preliminary results for its fourth quarter and fiscal year ended March 31, 2015. The Company expects to report:

Fourth Quarter:

·	Total revenue from continuing operations of $257 million compared to $269 million in the fourth quarter of fiscal 2014.
·	Net loss per diluted share from continuing operations of $0.08 compared to a net loss of $0.33 in the prior year period.
·
Non-GAAP diluted earnings per share of $0.24 compared to earnings per share of $0.26 in the prior year period. Earnings per share in the current period was positively impacted by a tax adjustment resulting in a $0.04 improvement.

Full Year:

·	Total revenue from continuing operations of $1,020 million compared to $1,062 million in fiscal 2014.
·	Net loss per diluted share from continuing operations of $0.12 compared to earnings per share of $0.14 in the prior year.
·
Non-GAAP diluted earnings per share of $0.78 compared to earnings per share of $0.95 in the prior year. Earnings per share in both periods were positively impacted by a tax adjustment resulting in a $0.04 improvement.

Non-GAAP results exclude unusual items, non-cash compensation and acquired intangible asset amortization.

The Company will issue its fiscal year 2015 fourth quarter and full year earnings release on Thursday, May 21, after the financial markets close. A conference call will be held at 4:00 p.m. CDT the same day to discuss the results.

Conference Call

Acxiom will hold a conference call at 3:30 p.m. CDT today to further discuss this announcement. The number for the conference call is 1 (877) 710-0217. The confirmation code is 47260412. If you wish to participate in the call, please dial in approximately five minutes before the call. As an alternative, this call will be broadcast live over the Internet and can be accessed by all interested parties through www.acxiom.com. A replay of the webcast will be accessible through the same link shortly after the call.

About Acxiom

Acxiom is an enterprise data, analytics and software-as-a-service company that uniquely fuses trust, experience and scale to fuel data-driven results. For over 40 years, Acxiom has been an innovator in harnessing the most important sources and uses of data to strengthen connections between people, businesses and their partners. Utilizing a channel and media neutral approach, we leverage cutting-edge, data-oriented products and services to maximize customer value. Every week, Acxiom powers more than a trillion transactions that enable better living for people and better results for our 7,000+ global clients. For more information, please visit www.acxiom.com.

About Acxiom IT

Acxiom IT provides infrastructure management solutions that help clients deliver better, faster, more cost-effective results. Addressing all IT needs – from hosting to cloud to advisory – Acxiom ranks #1 in customer satisfaction by The Black Book of Outsourcing and has consistently appeared on the Gartner Magic Quadrant for Data Center Outsourcing. Recognized in the InformationWeek 500 for technology innovations for nine consecutive years, Acxiom powers and secures over one trillion transactions per week consisting of some of the most sensitive data in the world. For 26 years, companies that require high-performance, secure, reliable IT have turned to Acxiom and remained loyal clients – ten years on average. To learn more, please visit www.acxiomIT.com.

About Charlesbank Capital Partners

Based in Boston and New York, Charlesbank Capital Partners is a middle-market private equity investment firm managing more than $3 billion of capital. Charlesbank focuses on management-led buyouts and growth capital financings, generally investing $50 million to $150 million per transaction in companies with enterprise values of $100 million to $750 million. The firm seeks to partner with strong management teams to build companies with sustainable competitive advantage and excellent prospects for growth. For more information, visit www.charlesbank.com.

About M/C Partners

M/C Partners is a private equity firm focused exclusively on the communications, media, and information technology sectors. The firm has invested over $1.5 billion into nearly 100 companies in those sectors. Companies M/C has backed include Fusepoint, ICG Communications, Involta, Legendary Pictures, Lightower, MetroPCS, and Zayo Group. The firm has strong institutional backing from the nation's leading pension funds and endowments as well as a long track record of success. M/C Partners has offices in Boston and San Francisco. For more information, visit www.mcpartners.com.

Forward-Looking Statements

This release may contain forward-looking statements including, without limitation, statements concerning the anticipated disposition of Acxiom IT and the use of proceeds generated therefrom. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially. The following are factors, among others, that could cause actual results to differ materially from these forward-looking statements: the possibility that we may be not receive the consents and approvals required for the disposition; the possibility that the anticipated benefits from the disposition may not be fully realized or may take longer to realize than expected; the possibility that certain contracts may not generate the anticipated revenue or profitability or may not be closed within the anticipated time frames; the possibility that significant customers may experience extreme, severe economic difficulty or otherwise reduce the amount of business they do with us; the possibility that we will not successfully complete customer contract requirements on time or meet the service levels specified in the contracts, which may result in contract penalties or lost revenue; the possibility that data suppliers might withdraw data from us, leading to our inability to provide certain products and services to our clients, which could lead to decreases in our operating results; the possibility that we may not be able to attract, retain or motivate qualified technical, sales and leadership associates, or that we may lose key associates; the possibility that we may be unable to quickly and seamlessly integrate a new chief executive officer and chief financial officer; the possibility that we will not be able to continue to receive credit upon satisfactory terms and conditions; the possibility that negative changes in economic conditions in general or other conditions might lead to a reduction in demand for our products and services; the possibility that there will be changes in consumer or business information industries and markets that negatively impact the company; the possibility that the historical seasonality of our business may change; the possibility that we will not be able to achieve cost reductions and avoid unanticipated costs; the possibility that the fair value of certain of our assets may not be equal to the carrying value of those assets now or in future time periods; the possibility that changes in accounting pronouncements may occur and may impact these forward-looking statements; the possibility that we may encounter difficulties when entering new markets or industries; the possibility that we could experience loss of data center capacity or interruption of telecommunication links; and other risks and uncertainties, including those detailed from time to time in our periodic reports filed with the Securities and Exchange Commission, including our current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, particularly the discussion under the caption “Item 1A, RISK FACTORS” in our Annual Report on Form 10-K for the year ended March 31, 2014, which was filed with the Securities and Exchange Commission on May 28, 2014.

We undertake no obligation to update the information contained in this press release or any other forward-looking statement.

Acxiom is a registered trademark of Acxiom Corporation.

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